Exhibit 99.1

Azitra, Inc. Announces Pricing of $1.5 Million Private Placement Priced At a Premium To Market Under NYSE Rules

BRANFORD, Conn., Nov. 24, 2025 /PRNewswire/ — Azitra, Inc. (“Azitra”) (NYSE American: AZTR), a clinical stage biopharmaceutical company focused on developing innovative therapies for precision dermatology, today announced that it has entered into a securities purchase agreement with a single institutional investor to purchase 4,687,500 shares of common stock (or pre-funded warrants in-lieu thereof), together with warrants to purchase up to an aggregate 4,687,500 shares of common stock, in a private placement priced at a premium to market under NYSE rules (the “Offering”). The combined effective offering price for each share of common stock (or pre-funded warrant in-lieu thereof) and accompanying warrant is $0.32. The warrants will have an exercise price of $0.32 per share, will be exercisable upon shareholder approval and will expire on the five-year anniversary from such date of shareholder approval.

The gross proceeds to the Company from the Offering are estimated to be approximately $1.5 million before deducting the placement agent’s fees and other estimated Offering expenses. The Offering is expected to close on or about November 25, 2025, subject to the satisfaction of customary closing conditions.

Maxim Group LLC is acting as the sole placement agent in connection with the Offering.

The offer and sale of the foregoing securities are being made in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder, and the securities have not been registered under the Securities Act or applicable state securities laws. Accordingly, the securities may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the securities purchased in the private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be made by means of a prospectus.

About Azitra, Inc.

Azitra, Inc. is a clinical stage biopharmaceutical company focused on developing innovative therapies for precision dermatology. Azitra’s lead program, ATR-12, uses an engineered strain of S. epidermidis designed to treat Netherton syndrome, a rare, chronic skin disease with no approved treatment options. Netherton syndrome may be fatal in infancy with those living beyond a year having profound lifelong challenges. The ATR-12 program includes a Phase 1b clinical trial in adults with Netherton syndrome. ATR-04, Azitra’s additional clinical program, utilizes another engineered strain of S. epidermidis for the treatment of EGFR inhibitor (“EGFRi”) associated skin toxicity; a Phase 1/2 clinical trial has been initiated for this program. Azitra has received Fast Track designation from the United States Food and Drug Administration for this program to treat EGFRi associated rash, which impacts approximately 150,000 people in the United States. The ATR-12 and ATR-04 programs were developed from Azitra’s proprietary platform of engineered proteins and topical live biotherapeutic products that includes a microbial library comprised of approximately 1,500 bacterial strains. The platform is augmented by artificial intelligence and machine learning technology that analyzes, predicts, and helps screen the library of strains for drug like molecules. For more information, please visit https://azitrainc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements include, without limitation, statements regarding the Company’s ability to satisfy closing conditions for the offering, the expected timing of (i) our provision of initial safety data and topline results for the phase 1b trial for our ATR-12, (ii) the abstract detailing the Phase 1/2 clinical trial for our ATR-04 program, (iii) the initiation of dosing in the Phase 1/2 clinical trial for our ATR-04 program, and (iv) statements about our clinical and preclinical programs, and corporate and clinical/preclinical strategies.

Any forward-looking statements in this press release are based on current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the satisfaction of the conditions to closing of the private placement, the timing of clinical trials and their results as we may experience delays in the provision of initial safety data and topline results for ATR-12 or, if we do, that such data may not be favorably received; the safety and efficacy of our product candidates; possible delays in regulatory approval or changes in regulatory framework that are out of our control; our estimation of addressable markets of our product candidates may be inaccurate; we may fail to timely raise additional required funding; more efficient competitors or more effective competing treatment may emerge; we may be involved in disputes surrounding the use of our intellectual property crucial to our success; we may not be able to attract and retain key employees and qualified personnel; earlier study results may not be predictive of later stage study outcomes; and we are dependent on third-parties for some or all aspects of our product manufacturing, research and preclinical and clinical testing. Additional risks concerning Azitra’s programs and operations are described or incorporated by reference in our annual report on Form 10-K filed with the United States Securities and Exchange Commission on February 24, 2025. Azitra explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Contact

Norman Staskey

Chief Financial Officer

staskey@azitrainc.com

Investor Relations

Tiberend Strategic Advisors, Inc.

Jon Nugent

205-566-3026

jnugent@tiberend.com

Media Relations

Tiberend Strategic Advisors, Inc.

Casey McDonald

646-577-8520

cmcdonald@tiberend.com